Manning & Napier Fund, Inc. 485APOS

Exhibit 99(e)(1)(b)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT
SCHEDULE A
October 11, 2023

The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Manning & Napier Fund, Inc. and Manning & Napier Investor Services, Inc.:

Name of Series

Pro-Blend Maximum Term Series
Pro-Blend Conservative Term Series
Pro-Blend Moderate Term Series
Pro-Blend Extended Term Series
High Yield Bond Series
Diversified Tax Exempt Series
Equity Series
Overseas Series
Core Bond Series
Unconstrained Bond Series
Disciplined Value Series
Real Estate Series
Rainier International Discovery Series
Credit Series
Callodine Equity Income Series